Exhibit 99.1

The Middleby Corporation Reports Fourth Quarter and Full Year Results

ELGIN, Ill.--(BUSINESS WIRE)--March 9, 2012--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice and food processing industries, today reported net sales and earnings for the fourth quarter and full year ended December 31, 2011. Net earnings for the fourth quarter were $34,559,000 or $1.87 per share on net sales of $243,760,000 as compared to the prior year fourth quarter net earnings of $20,994,000 or $1.13 per share on net sales of $207,233,000. Net earnings for the twelve months ended December 31, 2011 were $95,473,000 or $5.15 per share on net sales of $855,907,000 as compared to net earnings of $72,867,000 or $3.97 per share on net sales of $719,121,000 in the prior year.

2011 Fourth Quarter and Full Year Financial Highlights

  Net sales increased 17.6% in the fourth quarter and 19.0% for the full year of 2011 over the comparative prior year periods. Excluding the impact of acquisitions, sales increased 5.9% during the fourth quarter and 7.0% for the full year.
  Net sales at the company’s Commercial Foodservice Equipment Group increased 25.1% in the fourth quarter and 18.3% for the full year as compared to the comparative 2010 periods. During fiscal 2011, the company completed the acquisitions of Beech and Lincat. Excluding the impact of these acquisitions, sales increased 15.7% in the fourth quarter and 11.6% for the full year.
  Net sales at the company’s Food Processing Equipment Group declined 8.9% in the fourth quarter and increased 23.3% for the full year as compared to the comparative 2010 periods. During fiscal 2011, the company completed the acquisitions of Auto-Bake, Maurer-Atmos, Danfotech, Drake and Armor Inox. Excluding the impact of the acquisitions, sales decreased by 28.6% in the fourth quarter and 18.9% for the full year.
  Gross profit in the fourth quarter increased to $99.7 million from $83.1 million and the gross margin rate increased to 40.9% from 40.1%. For the full year, gross profit increased to $344.1 million from $286.7 million and the gross margin rate increased to 40.2% from 39.9%.
  Operating income increased 29.8% in the fourth quarter to $44.9 million from $34.6 million in the prior year quarter and increased 21.1% for the full year to $148.7 million from $122.8 million in the prior year.
  Non-cash expenses during the fourth quarter of 2011 amounted to 10.2 million, including $2.1 million of depreciation, $2.8 million of intangible amortization and $5.3 million of non-cash share based compensation. Non-cash expenses for the full year of 2011 amounted to $37.2 million including $6.9 million of depreciation, $12.2 million of intangible amortization and $18.1 million of non-cash stock based compensation.
  Provisions for income taxes amounted to $9.6 million at a 21.8% effective rate in comparison to $12.4 million at a 37.1% effective rate in the prior year quarter. For the full year provisions for income taxes amounted to $45.0 million at 32.0% effective rate in comparison to $41.4 million at a 36.2% effective rate in the prior year. The fourth quarter and full year tax provision reflects a lower effective rate on increased income in lower tax rate foreign jurisdictions and adjustments to tax reserves for reduced exposures.
  Operating cash flows amounted to $64.7 million during the fourth quarter and $130.4 million for the year. Operating cash flows for the full fiscal year were utilized to fund 2011 acquisitions of $177.4 million, repurchase $15.7 million of Middleby common stock, and make investments of $7.8 million for capital expenditures in fiscal 2011.
  Total debt at the end of the 2011 fourth quarter amounted to $317.3 million as compared to $214.0 million at the end of 2010. The company’s debt is financed primarily under its $600.0 million senior revolving credit facility, which matures in December 2012. The company is currently in discussion with its banking partners and expects to enter into a similarly structured facility in the second quarter of 2012.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “In the fourth quarter, at our Commercial Foodservice Equipment Group, we realized revenue gains resulting from improvement in industry conditions and increased market penetration. Revenue growth reflects sales with chain restaurant customers as they upgrade equipment and adopt new technologies to improve the efficiency of store operations. This segment also continued to realize strong international growth, reflecting increased business in emerging markets and market penetration resulting from the company’s expanded international selling organization. We are pleased with the results realized from investments we have made both in our international selling organization and our national accounts sales team and continue to further develop our selling infrastructure to promote our growing portfolio of brands and technologies.”

Mr. Bassoul continued, “Sales at our Food Processing Equipment Group declined following a strong performance in 2010. In the prior year, numerous customer projects, which had been deferred in 2008 and 2009 during the economic downturn, were realized resulting in higher revenues in 2010. Despite the sales decline, the incoming order rate during the second half of 2011 was robust, reflecting growing demand from food processors looking to expand and modernize existing plant operations and new customers developing processing operations overseas due to increasing demand for pre-cooked and pre-processed foods in developing markets.”

Mr. Bassoul added, “During 2011, we continued to execute on our acquisition strategy, adding to our portfolio of leading brands and technologies at both the Commercial Foodservice Equipment Group and the Food Processing Equipment Group. With the acquisitions of Beech, a leader in the manufacture of hearth baked ovens, and the acquisition of the Lincat Group, a leading manufacturer of a broad line of cooking and warming products in the U.K., we continued to enhance our global platform of the Commercial Foodservice Equipment Group and expand our portfolio of products.”

Mr. Bassoul continued, “At our Food Processing Equipment Group we significantly enhanced our position as an industry leader with the acquisitions of Auto-Bake, Maurer-Atmos, Danfotech, Drake, and Armor Inox. The acquisitions of Auto-Bake, Maurer-Atmos, and Armor Inox further expanded our portfolio of leading thermal processing technologies allowing for the proofing, baking, and cooking of a wide variety of food products. The additions of Drake and Danfotech added complementary food preparation equipment to our cooking line further increasing our capabilities to provide a complete integrated solution to our customer base. We have assembled a very strong lineup of globally recognized brands and a portfolio of complementary industry leading technologies. These highly synergistic acquisitions will allow us to provide our customers a uniquely integrated and efficient equipment solution, providing for reduced operating costs and the highest standards of quality. As we complete the integration of these newly acquired brands, we also see significant opportunity to realize operational efficiencies amongst our expanded Food Processing Equipment Group.”

Conference Call

A conference call will be held at 9:00 a.m. Central time on March 12, 2012 and can be accessed by dialing (866) 551-3680 and providing conference code 88230021# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (866) 551-4520 and providing code 280468#.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, CookTek®, CTX®, Doyon®, FriFri®, Giga®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, Turbochef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, and RapidPak®. The Middleby Corporation has been recognized by Forbes Magazine as one of the Best Small Companies every year since 2005, most recently in October 2011.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	4th Qtr, 2011	4th Qtr, 2010	4th Qtr, 2011	4th Qtr, 2010
Net sales	$243,760	$207,233	$855,907	$719,121
Cost of sales	144,108	124,140	511,770	432,444

Gross profit	99,652	83,093	344,137	286,677

Selling & distribution expenses	24,421	21,335	91,113	75,772
General & administrative expenses	30,319	27,145	104,314	88,117

Income from operations	44,912	34,613	148,710	122,788

Interest expense and deferred
financing amortization, net	2,000	1,694	8,503	8,592
Other (income) expense, net	(1,263)	(483)	(241)	(40)

Earnings before income taxes	44,175	33,402	140,448	114,236

Provision for income taxes	9,616	12,408	44,975	41,369

Net earnings	$34,559	$20,994	$95,473	$72,867

Net earnings per share:

Basic	$1.92	$1.18	$5.30	$4.09

Diluted	$1.87	$1.13	$5.15	$3.97
Weighted average number shares:

Basic	17,969	17,772	17,998	17,801

Diluted	18,505	18,537	18,534	18,337

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Dec 31, 2011	Jan 1, 2011
ASSETS

Cash and cash equivalents	$ 40,216	$7,656
Accounts receivable, net	151,441	112,049
Inventories, net	124,300	106,463
Prepaid expenses and other	12,336	11,971
Current deferred tax assets	39,090	25,520
Total current assets	367,383	263,659

Property, plant and equipment, net	62,507	43,656

Goodwill	477,812	369,989
Other intangibles	234,726	189,254
Other assets	4,084	6,614

Total assets	$ 1,146,512	$873,172

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$ 315,831	$5,097
Accounts payable	63,394	52,945
Accrued expenses	170,392	125,810
Total current liabilities	549,617	183,852

Long-term debt	1,504	208,920
Long-term deferred tax liability	37,845	11,858
Other non-current liabilities	46,577	43,629

Stockholders’ equity	510,969	424,913

Total liabilities and stockholders’ equity	$ 1,146,512	$873,172

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
Tim FitzGerald, Chief Financial Officer, (847) 429-7744